Exhibit 10.52

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  Certain portions have been omitted pursuant to a request for confidentiality and such omitted portions have been separately filed with the Commission.
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                              SUBLICENSE AGREEMENT


                                     between



                          DISCOVERY LABORATORIES, INC.



                                       and


                        LABORATORIOS DEL DR. ESTEVE S.A.








                      Concerning Sinapultide (Lucinactant)


                               October 26th, 1999

================================================================================

935292.1


                              SUBLICENSE AGREEMENT

         THIS SUBLICENSE AGREEMENT (this "Agreement") is made as of October 26th, 1999 (the "Effective Date"), between DISCOVERY LABORATORIES, INC. ("Licensor"), a Delaware corporation, and LABORATORIOS DEL DR. ESTEVE S.A., a company organized and existing under the laws of Spain ("Licensee").

         WHEREAS, Licensor has the exclusive worldwide right, under a license from Johnson & Johnson, to sublicense certain technology, including certain technology relating to synthetic pulmonary surfactant peptides and proteins, one of which is known as sinapultide;

         WHEREAS, Licensor owns certain technology and patent rights relating to synthetic pulmonary surfactant formulations; and

         WHEREAS, Licensee desires to acquire a license to the Licensed Products in the Licensed Territory (in each case as defined below) and Licensor is willing to grant such license to Licensee for the purpose of commercializing the Licensed Products for the treatment of certain respiratory distress syndromes;

         NOW, THEREFORE, in consideration of the promises and the performance of the covenants herein contained, the parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         For the purposes of this Agreement, the following terms shall have the following meanings:

         "Affiliate/s" of a Person shall mean any Person which directly or indirectly Controls, is Controlled by or is under common Control with such Person.

         "ARDS/ALI Indication" shall mean the use of Licensed Products for the treatment of acute respiratory distress syndrome or acute lung injury.

         "Control" shall mean direct or indirect beneficial ownership of at least 50% of the voting stock of a Person having outstanding voting securities, or a 50% or greater interest in the income of a Person not having outstanding securities, or, in either case, the power to direct or cause the direction of the management or policies of such Person.

         "Development" shall refer to all activities relating to formulation, process development, manufacturing scale-up, quality assurance/quality control, clinical studies and regulatory affairs in connection with a Licensed Product.

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

         "Development Costs" shall mean Direct Development Costs and Indirect Development Costs.

         "Direct Development Costs" shall mean all direct costs incurred in connection with the Development of a Licensed Product in the Field. Direct Development Costs shall include but are not limited to the cost of studies (including post-approval studies) on the pharmacokinetic, metabolic or clinical aspects of a Licensed Product conducted internally or by individual investigators or consultants (such as contract research organizations) necessary for the purpose of obtaining and/or maintaining approval of a Licensed Product in the Field by a governmental entity in a country of the Licensed Territory (including without limitation related hospital grants), and costs for preparing, submitting, reviewing or developing data or information for the purpose of submission to a governmental entity to obtain and/or maintain approval of a Licensed Product in the Field in a country of the Licensed Territory.

         "EMEA" shall mean the European Medicines Evaluation Agency.

         "FDA" shall mean the United States Food and Drug Administration.

         "Field" shall mean the use of Licensed Products for the ARDS/ALI Indication and the Neonatal Indications [***].

         "Indication" shall mean any ARDS/ALI Indication or Neonatal Indication [***].

         "Indirect Development Costs" shall mean all indirect costs incurred in connection with the Development of a Licensed Product in the Field, including without limitation, general and administrative expenses, allocable overhead, and compensation, benefits and travel and other employee-related expenses.

         "Initial Period" shall mean, on a country by country basis, the period comprehended between the Effective Date until the latest of the following dates:

     (i) the expiration of the last Patent Rights containing a Valid Claim covering a Licensed Product in such country; or

     (ii) the fifteenth (15th) anniversary of the first commercial sale of a Licensed Product in such country.

         "IRDS Indication" shall mean the use of Licensed Products for the treatment of infant (idiopathic) respiratory distress syndrome.

[***]    Confidential treatment requested.

         "Licensed Know-how" shall mean all know-how, data, information or technology arising before or during the course of this agreement which are proprietary to the Licensor and/or with respect to which Licensor has the power and right to grant the licenses provided for herein and which relate to the development or therapeutic use of Licensed Products.

         "Licensed Methods" shall mean the methods for treating respiratory distress syndromes that are covered by one or more claims of [***], and all corresponding national patents and patent applications, European Patent Convention filings and applications and filings and applications under similar administrative international conventions, together with any divisional, continuation, continuation-in-part, substitution, reissue, extension, registration, confirmation, reexamination, renewal, supplementary protection certificate or other application based thereon.

         "Licensee Proprietary Information" shall mean any scientific and technical information or data developed, possessed or acquired by Licensee relating to Licensed Products, Patent Rights or Licensed Know-how which Licensee is free to disclose other than such information that is within or enters the public domain.

         "Licensed Products" shall mean, with respect to each Indication, (i) the Surfaxin(R) Product and/or (ii) if any Replacement Product has been identified by the Committee pursuant to Section 5.8 with respect to such Indication, the most recently identified Replacement Product with respect to such Indication.

         "Licensed Rights" shall mean collectively the Patent Rights, the Licensed Methods, the Trademarks and the Licensed Know-how.

         "Licensed Territory" shall mean Spain, Andorra, Portugal, Greece, Central and South America, with an option for Italy as established in Section 2.2.

         "Marketing Regulatory Approvals" shall mean all permissions and applications for such permissions from the regulatory and/or governmental health authorities in the Licensed Territory which are necessary for the importation of the Licensed Products and their marketing, use, distribution and sale in the Licensed Territory, including, where applicable, the Pricing Approvals.

         "MAS Indication" shall mean the use of Licensed Products for the treatment of meconium aspiration syndrome.

         "Neonatal Indications" shall mean the IRDS Indication and the MAS Indication.

         "NDA" shall mean a New Drug Application or Product License Application filed with the United States Food and Drug Administration under 21 USC 355(b) (FDCA

Section 505(b)) or its equivalent filed with the EMEA or with any country within the Licensed Territory for purposes of mutual recognition by the other countries within the Licensed Territory.

         "Original License" shall mean the Sublicense Agreement dated as of October 28, 1996 between the Original Licensor and Licensor.

         "Original Licensor" shall mean Johnson & Johnson.

         "Patent Rights" shall mean (i) the patents and patent applications in
Schedule I hereto, (ii) and any other patents or patent applications covering the surfactant pharmaceutical compositions referenced in the patents and patent applications in Schedule I or their use or administration owned by Licensor or under which Licensor has the right, at any time while this Agreement is in effect, to license to Licensee and (iii) with respect to the foregoing letters patent and patent applications, all corresponding national patents and patent applications, Patent Cooperation Treaty and European Patent Convention filings and applications and filings and applications under similar administrative international conventions, together with any divisional, continuation, continuation-in-part, substitution, reissue, extension, supplementary protection certificate or other application based thereon. Notwithstanding the foregoing, "Patent Rights" shall not include any patents or patent applications, filings, or applications under any treaty, or any divisional, continuation, continuation-in-part, substitution, reissue, extension, supplementary protection certificate or other application relating in whole or in part to the use or administration of any of the surfactant pharmaceutical compositions on Schedule I or any Licensed Product, alone or together with other active or inactive components, outside the Field.

         "Person" shall mean any natural person, corporation, limited liability company, unincorporated association, partnership, joint venture or other entity.

         "Phase 2 Clinical Trial" shall mean a controlled study in humans of the potential efficacy and safety of a Licensed Product which is prospectively designed to demonstrate activity of a given dose/s of a Licensed Product in a particular indication.

         "Phase 3 Clinical Trial" shall mean a controlled study in humans with a Licensed Product which is prospectively designed to demonstrate statistically any possible difference in efficacy or equivalence and/or safety in comparison with an approved drug, if there is an approved drug and standard of care, if there is no approved drug.

         "Pricing Approvals" shall mean approvals by the regulatory and/or governmental health authorities in the Licensed Territory defining the prices of the Licensed Products and reimbursement conditions for the sale thereof.

         "Product Failure" shall mean, with respect to the Surfaxin(R) Product or any Replacement Product, the earlier to occur of (i) a determination by the applicable regulatory authority in (or having jurisdiction over) any country of the Licensed Territory that the Surfaxin(R) Product or such Replacement Product may not be commercialized for an Indication, or that further clinical trials of the Surfaxin(R) Product or such Replacement Product should not be conducted for an Indication or (ii) a determination by the Committee (as defined in Section 5.4) that the continued development of the Surfaxin(R) Product or such Replacement Product for an Indication is not economically feasible or is unlikely to result in the receipt of Marketing Regulatory Approvals within time frames and in markets that will permit Licensor and Licensee to achieve the anticipated benefits of this Agreement.

         "Replacement Product" shall mean [***].

         "Scripps Patent Rights" shall mean the Patent Rights identified in part
(a) of Schedule I.

         "Securities Purchase Agreement" shall mean the Securities Purchase Agreement dated as of October 26th, 1999 between Licensor, as the seller and Licensee's Affiliate Laboratorios P.E.N., S.A. as the purchaser.

         "Surfaxin(R)Product" shall mean, in each jurisdiction [***].

         "Trademark" shall mean Surfaxin(R) and such other trademarks owned by Licensor that are selected by the Committee (as defined in Section 5.4) for use within the Licensed Territory in connection with one or more Licensed Products.

         "Valid Claim" shall mean a claim of an unexpired patent within the Patent Rights which has matured into an issued patent or a claim being prosecuted in a pending application within the Patent Rights. In each case a claim shall be presumed to be valid unless and until it has been held to be invalid by a final, unappealable judgement of a court of competent jurisdiction.


                                    ARTICLE 2

                                      GRANT

         Section 2.1. Grant of License. Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, upon the terms and conditions herein specified, an exclusive license under the Patent Rights, the Licensed Know-how and the Trademark to import, use and sell Licensed Products under the Trademark, and to practice Licensed Methods, in the Licensed Territory in the Field. Licensor hereby agrees that it shall not grant


[***]    Confidential treatment requested.

any other licenses to exploit the Licensed Rights, the Licensed Products or the Replacement Products in the Licensed Territory to any third party (including, without limitation, its Affiliates) during the term of this Agreement. The license granted hereunder does not include any right or license of Licensee to make or have made Licensed Products, all such right and license, together with the right to sublicense, being hereby retained by Licensor. The license granted under this Article 2 shall be subject to the terms and conditions of this Agreement and the following terms:

                  (a) The rights of the Original Licensor of the Scripps Patent Rights to use the Scripps Patent Rights for educational and research purposes;

                  (b) To the extent applicable, the rights of the United States Government pursuant to 35 U.S.C. 202 et seq. and 37 C.F.R. 401.1 et seq. (the "U.S. Government Interest") which may have arisen or resulted from federal funding of research relating to the Scripps Patent Rights, including the non-exclusive right of the United States Government to practice the inventions covered by the Scripps Patent Rights; and

                  (c) The reserved right of Licensor, to use the Licensed Rights for research and development purposes and, to the extent permitted by
         Section 6.2, for publication purposes subject to approval by Licensee.

Licensee shall have no right to sublicense or otherwise share its rights hereunder with any other Person other than (i) Affiliates of Licensee (provided that such Affiliates shall acknowledge in writing that they have read this Agreement and that they agree to be bound by the applicable terms herein contained, and provided further that Licensee shall not be relieved of any of its obligations under this Agreement thereby), as provided for in Section 14.9, and (ii) third parties pursuant to a sublicense or distribution agreement complying with Section 2.4.

         Section 2.2 Option for Italy. Subject to the conditions set forth hereinafter, Licensee shall have an option right (the "Option Right") to include Italy in the Licensed Territory. The Option Right shall be exercised by Licensee not later than sixty (60) days (the "Option Period") after [***].

In the event that Licensee desires to exercise the Option Right, it shall prior or upon the expiration of the Option Period so notify Licensor in writing. Should Licensee fail to exercise its Option Right within the Option Period or should Licensee notify Licensor at any time during the Option Period by written notice of its intention not to exercise the Option Right, then Licensor shall be no longer under any obligation towards Licensee for the country of Italy.

[***]    Confidential treatment requested.

In the event that Licensee exercises its Option Right, the country of Italy shall be covered by the terms of this Agreement (provided, however, that Section
4.1 (a) shall not apply) and Licensee shall pay to Licensor the following License Fees in consideration thereof:

                  (a) [***] within ten (10) business days of receipt of Licensor's invoice issued upon first grant of final Marketing Regulatory Approval for the MAS Indication in Italy.

                  (b) [***].

                  (c) [***] within ten (10) business days of receipt of Licensor's invoice issued upon first grant of final Marketing Regulatory Approval for the ARDS/ALI Indication in Italy.

Moreover, Licensee shall, within 90 (ninety) days of exercising its Option Right, purchase from Licensor shares of Licensor's common stock for a total price of Seven Hundred Fifty Thousand Dollar ($750,000) at a fifty percent (50%) premium to the average market value of Licensor's shares in the ten (10) days period immediately preceding the date of acquisition.

         Section 2.3. No Active Sales Outside Licensed Territory. Licensee shall neither directly nor indirectly carry out any active sales of the Licensed Products outside the Licensed Territory and it shall not advertise the Licensed Products or maintain branches for the distribution of the Licensed Products outside the Licensed Territory.

         Section 2.4. Sublicense Agreements. Licensee shall be entitled to sublicense its rights and obligations under this Agreement in any country of the Licensed Territory other than [***], provided that (i) any such sublicense agreement shall be under terms no less stringent than the ones contained in this Agreement and (ii) Licensee hereby warrants and represents that any such sublicensee will comply with all applicable terms of this Agreement.

         Section 2.5. Consideration for Licensed Products. Licensee shall not accept as consideration for the sale or transfer of Licensed Products any consideration other than cash except as consented to by Licensor following agreement between Licensor and Licensee on the methodology for valuing such non-cash consideration.

         Section 2.6. Right of First Negotiation on New Products. In the event that, during a period of [***] Licensor owns or controls the rights to distribute, market and sell a product other than the Licensed Products in the Licensed Territory which reaches or has reached [***], Licensor shall promptly so notify Licensee in writing and shall provide Licensee with information on such product as is reasonably necessary for Licensee's evaluation of interest. Upon receipt of such notice and information, Licensee shall have a

[***]    Confidential treatment requested.

period of sixty (60) days to deliver to Licensor a written notice of its interest in distributing, marketing and selling such product in the Licensed Territory. If Licensee does not deliver such notice to Licensor within such period, Licensor shall thereafter have no further obligation to Licensee with respect to such product. If Licensee delivers to Licensor a notice confirming its interest in such product, for sixty (60) days following Licensor's receipt of Licensee's notice, the parties shall engage in exclusive, good-faith negotiations for the terms upon which Licensor would appoint Licensee as the licensee of such product in the Licensed Territory which shall be consistent, insofar as reasonably possible, with the terms of this Agreement. If the parties have failed to reach agreement on such terms by the end of such sixty day period, Licensor shall thereafter have no further obligations to Licensee with respect to such product; provided, however, that Licensor will not enter into any agreement relating to the distribution, marketing and sale of the same product in the Licensed Territory with a third party on terms which, taken as a whole, are more favorable to such third party than those last offered in writing by Licensor to Licensee for such product.


                                    ARTICLE 3

                                   GRANT BACK

         In consideration for Licensor (i) making the Licensed Know-how (including any improvements thereto) available to Licensee on a continuing basis for the duration of this Agreement and (ii) procuring, and making available to Licensee the benefit of, equivalent grants from Licensor's other licensees of Patent Rights outside the Licensed Territory, Licensee hereby grants to Licensor and such other licensees a royalty-free, nonexclusive license outside the Licensed Territory, with the right to grant sublicenses, under any and all inventions (whether patentable or not) hereafter during the term of this Agreement, developed, possessed or acquired by Licensee related to the Licensed Products, Patent Rights, Licensed Know-how or Licensed Methods; provided that Licensee is not legally restricted or prevented from granting such rights in connection with the relevant invention. Licensee shall provide Licensor with a written enabling disclosure of each invention (such as a patent application or internal docket reference) unambiguously identifying it as an invention governed by this Article 3 prior to filing a patent application or taking any other action disclosing or potentially disclosing the same to third parties.

         Licensee shall promptly disclose all Licensee Proprietary Information to Licensor and, subject to the execution of confidentiality undertakings comparable to those set forth in Article 6, to Licensor's other licensees of Patent Rights outside the Licensed Territory on a continuing basis during the term of this Agreement. Licensee hereby grants to Licensor and such licensees a royalty-free nonexclusive license, with the right to grant sublicenses, to use the Licensee Proprietary Information. Licensee shall not disclose any Licensee Proprietary Information under circumstances that would reasonably be expected to result in the loss of the protectible status of any Licensee Proprietary Information without the prior written consent of Licensor, which consent shall not be unreasonably withheld.

                                    ARTICLE 4

                                  CONSIDERATION

         Section 4.1. License Fee. (a) Licensee agrees to pay to Licensor a non-refundable license fee of Three Hundred Seventy Five Thousand Dollars ($375,000.00) within ten (10) business days of receipt of Licensor's invoice issued on or after the Effective Date, subject to paragraph (b) below.

                  (b) Any and all taxes that are levied on license fees accruing under this Agreement in a country in which provision is made in the law or by regulation for withholding may be deducted by the payor from such royalties and paid to the proper taxing authority and evidence of such payment shall be secured and sent to Licensor within 1 month of such payment. The parties shall do all such lawful acts and things and sign all such lawful deeds and documents as either party may reasonably request from the other party to enable Licensee, its Affiliates and/or sublicensees to take advantage of any applicable legal provision or any double taxation treaties with the object of paying the sums due to Licensor hereunder without withholding any tax.

                  (c) The balance of any amounts which remain unpaid more than 30 days after they are due to Licensor hereunder shall accrue interest until paid at an annual rate 2% over the United States Clearing Bank Base Lending Rate or the maximum amount allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays.

         Section 4.2 Supply Agreement. Concurrently with the execution of this Agreement, Licensor and Licensee shall enter into a supply agreement for Licensed Products (the "Supply Agreement").

         Section 4.3 Location of Payment. The amounts provided for by this
Article 4 shall be paid to Licensor by swift transfer to the bank account designated by Licensor.


                                    ARTICLE 5

               CLINICAL TRIALS, REGULATORY APPROVALS AND MARKETING

         Section 5.1 Submission for Regulatory Approvals (a) Subject to the completion of requisite clinical investigations, Licensor shall prepare and submit to the regulatory authorities in the Licensed Territory applications for Marketing Regulatory

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                                       10
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Approvals as soon as practicable and shall use its diligent efforts to obtain and maintain all Marketing Regulatory Approvals that are obtained by Licensor for the term of this Agreement, all at the cost and expense of Licensor. When filing for Marketing Regulatory Approvals, Licensor shall designate Licensee or such Licensee's Affiliates or sublicensees designated by Licensee as its distributors or local representatives for the Licensed Products in the Licensed Territory. Licensor shall, upon the granting of each Marketing Regulatory Approval obtained by Licensor, promptly supply Licensee with a copy of such approval.

                  (b) Subject to receipt of the Marketing Regulatory Approvals, Licensee shall prepare and submit to the regulatory authorities in the Licensed Territory applications for Pricing Approvals as soon as practicable and shall use its diligent efforts to obtain and maintain all Pricing Approvals that are obtained by Licensee for the term of this Agreement, all at the cost and expense of Licensee. Licensee shall, upon the granting of each Pricing Approval obtained by Licensee, promptly supply Licensor with a copy of such approval. Licensee shall further be responsible for achieving insertion of Licensed Products into hospital formularies.

         Section 5.2 Access of Licensee to Marketing Regulatory Approvals. Licensor shall, in connection with any Marketing Regulatory Approval obtained by it in the Licensed Territory, grant Licensee an irrevocable right of access and reference thereto and shall effect such notifications to regulatory authorities as shall be reasonably necessary to accomplish the foregoing. To the extent Marketing Regulatory Approvals are transferred to Licensee, Licensee shall maintain such Marketing Regulatory Approvals at its cost and expense. Licensor shall assist Licensee in maintaining such Marketing Regulatory Approvals including supplying to Licensee any information in connection therewith which Licensor is free to disclose.

         Section 5.3 Conduct of Clinical Investigations (a) Subject to paragraph
(b) below, Licensor shall at its own cost and expense conduct all preclinical and clinical trials necessary for obtaining the Marketing Regulatory Approvals in the Licensed Territory.

                  (b) Licensee shall be responsible for conducting the following clinical trials with the Surfaxin(R)Product in the Licensed Territory:

                           (i) a Phase 3 Clinical Trial in IRDS [***]; and

                           (ii) a Phase 2 Clinical Trial in ARDS/ALI with [***].

         Such clinical trials shall be conducted at Licensee's cost and expense, provided that the applicable Licensed Product to be used during all such trials shall be provided by Licensor to Licensee for an amount equal to Three Hundred Seventy Five Thousand Dollars ($375,000.00) which amount shall be payable upon execution and delivery of this Agreement and is inclusive of any custom duties associated with

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                                       11
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the importation of such Licensed Product in Spain (which shall be reimbursed by
Discovery to Esteve in due course), and provided further, notwithstanding anything herein to the contrary, the direct and indirect costs incurred by Licensee under this Section 5.3(b), but not including the costs for the purchase of the Licensed Product, shall not exceed[***]. Any costs and expenses in excess of such amount shall be for Licensor's account. The protocols of any clinical trials conducted by Licensee shall be reviewed and approved by Licensor, who shall not unreasonably withhold or delay its approval.

                  (c) Licensor warrants that any clinical trials carried out by it with respect to the Licensed Products shall be conducted in accordance with FDA good clinical practice and Licensee warrants that all clinical trials carried out by it with respect to the Licensed Products shall be conducted in accordance with the European Union good clinical practice. Licensor and Licensee shall keep each other fully informed on the progress of all clinical trials and shall promptly provide the other with copies of all submissions to regulatory authorities in connection therewith, all significant communications received from such regulatory authorities and reasonably detailed descriptions (in English) of all meetings with and verbal communications with such regulatory authorities which are of significance. Each of Licensor and Licensee shall use its best efforts to complete all clinical trials for which it is responsible within the parameters established by the Committee (as such term is defined in Section 5.4).

         Section 5.4 Oversight Committee. (a) Licensee and Licensor shall jointly form an oversight committee (the "Committee") for the purposes of developing and assisting with the implementation of the clinical trials within the Licensed Territory.

                  (b) The Committee shall be comprised of four members, two members to be executives appointed by, and to be representatives of, each of Licensee and Licensor. The Committee shall be chaired by a designee of Licensor. In the event of any deadlock or other inability of the Committee to reach a determination with respect to any matter within the authority of the Committee, the issue shall be referred to the respective Chief Executive Officers or General Managers of each party who shall use their best endeavours to agree in good faith to a resolution of the dispute within thirty (30) days of their receipt of notice as to such dispute. If they are unable to resolve the dispute within such thirty (30) day period, it shall be referred to the decision of an external expert suitably qualified to resolve such dispute which is mutually acceptable to both parties, whose decision shall be final. In resolving the dispute, the appointed expert shall take into account clinical development practices and procedures common in the pharmaceutical industry.

                  (c) The initial members of the Committee shall be designated by the parties hereto not later than 30 days after the Effective Date. Upon resignation


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                                       12
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by or removal of any member of the Committee, Licensee or Licensor, as appropriate, shall have the sole right to appoint a successor.

                  (d) The Committee shall meet within thirty (30) days after the Effective Date and thereafter at least every six months until grant of Marketing Regulatory Approvals and Pricing Approvals for Licensed Products [***]. The location of such meetings shall alternate between Doylestown, Pennsylvania, United States and Barcelona, Spain unless otherwise agreed to by Licensor and Licensee. The Committee may also meet by means of a telephone or video conference call with the consent of each of Licensor and Licensee.

                  (e) Licensee and Licensor shall use reasonable efforts to cause their representatives to attend the meetings of the Committee. If a representative of either of the parties hereto is unable to attend a meeting, such party may designate an alternate to attend such meeting in place of the absent representative. In addition, each party may, with the consent of the other party, invite consultants or scientific advisors to attend meetings of the Committee.

                  (f) The Committee will report to Licensor and Licensee annually with a written comprehensive report on the execution of the clinical trials.

         Section 5.5 Commencement of Marketing. Licensee shall consummate its first commercial sale of each Licensed Product in each country of the Licensed Territory within ninety (90) days after obtaining Pricing Approval (or if Pricing Approval is not applicable, within ninety (90) days of Marketing Regulatory Approval in such country); provided, however, that if Licensee has failed to meet such deadlines in any country because of reasons beyond the control of Licensee, Licensor and Licensee shall discuss in good faith a new deadline for such country. In the event Licensee does not consummate a sale within such period, Licensor may notify Licensee of a default under this Section
5.5 and, in the event such default is not cured within thirty (30) days from such notice of default, Licensor shall have the right to terminate the license granted to Licensee hereunder with respect to such Licensed Product in such country.

         Section 5.6. Commencement of Marketing; Post-Commencement Trials. Licensee shall be responsible for conducting, at its own cost and expense such post-marketing clinical trials and research and development activities as Licensee deems useful or necessary to promote the sale of Licensed Products in the Licensed Territory provided that the protocol shall be approved in accordance with Section 5.3(b) in advance of its commencement. Licensor and Licensee shall monitor and supervise the conduct thereof following commencement.


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         Section 5.7. Standard of Diligence. (a) Licensee shall use commercially reasonable efforts to commercialize the Licensed Products in the Licensed Territory throughout the term of this Agreement in accordance with all applicable legal and regulatory requirements, including promoting the Licensed Products by accepted promotional practices consistent with those used (i) by Licensee in connection with the promotion of its other products and (ii) in the critical care pharmaceutical industry generally.

                  (b) From and after the date that an NDA with respect to any Licensed Product is filed with the EMEA or the applicable regulatory authority in the Licensed Territory, Licensee shall provide Licensor regularly with summary reports on its plans for launch of Licensed Products in the countries within the Licensed Territory that are member countries of the European Union (in the case of the EMEA) or the countries in Central and South America and of the anticipated commercial potential therefor in such countries.

         Section 5.8. Product Failure. In the case of a Product Failure with respect to an Indication in any country, the Committee shall seek to identify a single Replacement Product for development by Licensee and Licensor for such Indication in the country or countries in which such Product Failure occurred. In the event a Replacement Product has not been identified for development in writing by the Committee within one year of such Product Failure, either party shall have the right to terminate this Agreement with respect to such Indication in such country or countries within 30 days following expiration of such one-year period by written notice to the other party. The Committee shall prepare a written development plan with respect to each Replacement Product that has been identified for development by the Committee as promptly as practicable following its identification, which shall include provisions for the funding of Development Costs with respect to such Replacement Product by Licensor, Licensee and other Licensor's licensees in countries outside the Licensed Territory where Licensor or its licensees intend to commercialize such Replacement Product. In the event the Committee has not reached agreement upon such development plan, including the funding of Development Costs, within 90 days after identification of a Replacement Product for development hereunder, then either party shall have the right to terminate this Agreement with respect to such Indication in such country or countries by written notice to the other within the 30 days following expiration of such 90-day period; provided, however, than in such event, Licensor shall not enter into any agreement relating to the development, distribution, marketing and sale of the same product in the Licensed Territory with a third party on terms which, taken as a whole, are more favorable to such third party than those last offered in writing by Licensor for such product.

         Section 5.9. Medico-Marketing Plan. Licensee shall submit to Licensor a medico-marketing plan for the Licensed Products (the "Development Plan") as soon as possible, but in any event no later than ninety (90) days prior to the planned launch date in each country of the Licensed Territory, such plan to be updated by Licensee before the end of each calendar year.

         Section 5.10. Reports. Licensee shall, as promptly as practicable, submit written reports to Licensor as follows:

                  (a) quarterly statements showing the amount of sales of Licensed Products in terms of units and currency of the Licensed Territory; and

                  (b) annual statements by no later than February 28 of each year detailing the medico-marketing activities carried out by Licensee during the previous calendar year.

         Section 5.11. Promotional Material. Licensor shall supply Licensee with samples of all training aids and literature used by Licensor and its Affiliates and distributors and sublicensees thereof for training their sales representatives and samples of all promotional and sales material used by Licensor or its Affiliates and distributors and sublicensees thereof for the Licensed Products.

         Section 5.12. Promotional Claims. All technical and scientific information and therapeutic claims referred to by Licensee in promotional advertisements, promotional literature, sales aids, training aids and literature and the like with respect to each Licensed Product shall be consistent with any Marketing Regulatory Approval and the information and claims made by Licensor with respect thereto insofar as the latter are consistent with Marketing Regulatory Approvals or permitted practices in the Licensed Territory.

         Section 5.13. Samples of Licensee's Promotional Material. Licensee shall supply Licensor with samples of product labeling, packages and/or cartons and the like and of all advertisements, promotional literature, sales aids, training material for salesmen, used by Licensee in connection with the promotion and sale of the Licensed Products.

         Section 5.14. Adverse Event Reporting. The Parties shall establish a procedure for the handling of adverse events as soon as is practicable after the Effective Date, which procedure shall be in conformance with all applicable laws, rules and regulations. Each Party shall advise the other, by telephone or facsimile, within twenty-four (24) hours after it becomes aware of any serious adverse event arising in connection with the use of any Licensed Products and shall include the following information: a description of the patient, the Licensed Product, the reporting source and a description of the event and/or such other information as may be required by the relevant regulatory authorities in the Licensed Territory at the time the serious adverse event occurs. No later than five (5) days after its initial report, the Party informing of a serious adverse event shall provide the other with a written report delivered by confirmed facsimile of any reported serious adverse event stating the full facts known to it, including but not limited to such information as may be required by the relevant regulatory authorities in the Licensed Territory at the time the serious adverse event occurs.

                                    ARTICLE 6

           TRANSFER OF LICENSED KNOW-HOW; CONFIDENTIALITY; PUBLICATION

         Section 6.1. Transfer of Licensed Know-How. Promptly after the Effective Date and from time to time as it becomes available during the term of this Agreement, Licensor shall provide Licensee with the Licensed Know-How.

         Section 6.2. Confidentiality. Any information disclosed by either party, its Affiliates or permitted licensees to the other party hereunder shall be safeguarded by the recipient, shall not be disclosed to third parties and shall be made available only to recipient's employees, Affiliates, licensees for the Licensed Products or independent contractors who agree to equivalent conditions and who have a need to know the information for the purposes specified under this Agreement. Subject to the license granted under Article 2, all confidential information shall remain the property of and, subject to Sections 7.7 and 7.8, shall be returned to the disclosing party within thirty
(30) days of termination of this Agreement. These mutual obligations of confidentiality shall apply during and for a period of ten years after the term of this Agreement, but such obligations shall not apply to any information that:

                  (a) is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation under this Agreement; or

                  (b) was already known to the recipient as evidenced by prior written documents in its possession; or

                  (c) is disclosed to the recipient by a third party who is not in default of any confidentiality obligation to the disclosing party hereunder; or

                  (d) is developed by or on behalf of the receiving party, without reliance on confidential information received hereunder; or

                  (e) is provided to third parties under appropriate terms and conditions including confidentiality provisions equivalent to those in this Agreement for development purposes including, without limitation, consulting, manufacturing development, manufacturing, external testing and marketing trials with respect to the products covered by this Agreement; or

                  (f) is used with the consent of the disclosing party (which consent shall not be reasonably withheld) in applications for patents or copyrights under the terms of this Agreement; or

                  (g) has been approved in writing for publication by each of the parties; or



                  (h) is required to be disclosed in compliance with applicable laws or regulations in connection with the manufacture or sale of products covered by this Agreement; or

                  (i) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; or

                  (j) is product-related information which is reasonably required to be disclosed in connection with marketing of products covered by this Agreement.

         Section 6.3. Procedures for Obtaining Permission for Disclosure. In the event that either party (the "Disclosing Party") desires to publish or disclose, by written, oral or other presentation, any confidential information or other information regarding the Licensed Rights, the Disclosing Party shall notify the other party (the "Nondisclosing Party") in accordance with Section 14.2 at least sixty (60) days before any written or other publication or disclosure. The Disclosing Party shall include with such notice a description of any proposed oral presentation or, in any proposed written or other disclosure, a current draft of such proposed disclosure or abstract. The Nondisclosing Party may, no later than thirty (30) days following the receipt of such notice, notify the Disclosing Party that the Nondisclosing Party will not consent to such disclosure of confidential information. If the Disclosing Party does not receive any such objection to the proposed disclosure of confidential information or other information regarding the Licensed Rights within such 30-day period, the Disclosing Party shall be free to make such disclosure in substantially the manner and form proposed at the time notice was given to the Nondisclosing Party.


                                    ARTICLE 7

                                   TERMINATION

         Section 7.1. Term. Unless otherwise terminated by operation of law or by acts of the parties in accordance with the provisions of this Agreement, this Agreement shall be in force from the Effective Date and shall remain in effect with respect to each Licensed Product in each country of the Licensed Territory for the duration of the Initial Period. Upon expiry of the Initial Period with respect to any country in the Licensed Territory, the license granted under
Section 2.1 shall become fully paid up in such country, except that Licensee shall pay Licensor a royalty equal to one percent of Licensed Product sales for continued use by Licensee of the Trademark and Licensed Know-how. In addition the parties agree that in such event Licensor shall deliver to Licensee all know-how necessary or useful to give Licensee the capability of manufacturing the Licensed Products and such know-how shall be delivered to Licensee in such a way as to communicate it to Licensee promptly, effectively and economically.


         Section 7.2. Termination by Licensor for Breach. Upon any material breach of or default under this Agreement by Licensee, Licensor may terminate this Agreement upon ninety (90) days written notice to Licensee. Said notice shall become effective at the end of said period, unless during said period Licensee shall cure such breach or default or shall take reasonable steps to cure the same.

         Section 7.3. Termination by Licensee. Licensee may terminate this Agreement on sixty (60) days advance written notice to Licensor for any reason, whereupon Licensee shall not be obligated to make any further payments to Licensor other than those payments accruing prior to such termination or pursuant to Section 7.9.

         Section 7.4. Termination Upon Bankruptcy Event. If (i) Licensee files a petition in bankruptcy or for the appointment of a receiver or trustee, (ii) Licensee proposes a written agreement of composition or extension of its debts or makes an assignment for the benefit of its creditors, or (iii) an involuntary petition against Licensee is filed in any insolvency proceeding and such petition is not dismissed within sixty (60) days after filing, Licensor may immediately terminate this Agreement.

         Section 7.5. No Automatic Termination upon Licensor's Bankruptcy. If
(i) Licensor files a petition in bankruptcy or for the appointment of a receiver or trustee; (ii) Licensor proposes a written agreement of composition or extension of its debts or makes an assignment for the benefit of its creditors; or (iii) an involuntary petition against Licensor is filed in any insolvency proceeding and such petition is not dismissed within sixty (60) days after filing, Licensee shall have the option to either:

                  (a) Immediately terminate this Agreement; or

                  (b) Continue to market the Licensed Products under the Licensed Know-How, Patent Rights, Marketing Regulatory Approvals and the Trademark, in which case the license granted hereunder to Licensee pursuant to Section 2.1 shall become a license to "make, have made, import, use, offer to sell and sell Licensed Products", provided that such license to make or have made Licensed Products shall be nonexclusive and that Licensor shall be entitled to a royalty in an amount equal to the sum of (i) [***] and (ii) [***] of such Licensed Product sales. Licensee shall be solely responsible for payment of the third party royalty obligations under such circumstances; provided, however, that any royalties to be paid under this sub-section 7.5 (b) shall be due only to the extent that Licensee's cost of the Licensed Product in finished, packaged and labelled form, quality controlled and ready for resale

[***]    Confidential treatment requested.

         to the ultimate customer plus the royalties hereinabove established shall not exceed the Transfer Price established in Section 2.2 of the Supply Agreement. In addition the parties agree that in such event the intellectual property delivered to Licensee shall include all know-how necessary or useful to give Licensee the capability of manufacturing the Licensed Products and such know-how shall be delivered to Licensee in such a way as to communicate it to Licensee promptly, effectively and economically.

         Section 7.6. Termination With Respect to Competitive Activities. During the term of this Agreement, in the event Licensee acquires a surfactant product suitable for use in treating any ARDS/ALI Indication or Neonatal Indication (including through off-label use) (a "Competitive Product"), or in the event Licensee becomes an Affiliate of a Person whose product line includes a Competitive Product, Licensee shall notify the other party thereof within thirty
(30) days of such acquisition or Affiliation and of its intention to either (a) divest such Competitive Product or Affiliation or (b) terminate this Agreement and the Supply Agreement. Any such termination shall be effective sixty (60) days after such notice becomes effective in accordance with Section 14.2. Alternatively, Licensee may notify Licensor that it intends to retain such Competitive Product in its portfolio but does not wish to terminate this Agreement, in which event Licensor shall, within ninety (90) days of such notice, advise Licensee of its intent to terminate this Agreement (which termination shall be effective thirty (30) days after such notice) or acquiescence in Licensee's desire to so retain such Competitive Product. Failing Licensor's notification within such ninety day term, it shall be understood that Licensor agrees to the marketing by Licensee of such Competitive Product and Licensor shall not be entitled thereafter to terminate this Agreement for such reason.

         Section 7.7. Reversion. Upon termination of this Agreement for any reason, other than expiry of the Initial Period or under Section 7.8, all rights granted to Licensee hereunder shall revert to Licensor and Licensee undertakes:

                  (a) to deliver to Licensor all copies of any Licensed Know-how in its possession,

                  (b) not to use the Licensed Know-how as long as it has to be kept confidential under Article 6 hereof;

                  (c) to transfer to Licensor, at Licensor's request, a single copy of all Licensee Proprietary Information and, at Licensor's expense, all health regulatory approvals and regulatory filings relating to Licensed Products in Licensee's possession;

                  (d) to the extent requested by Licensor, to transfer to Licensor or its designee responsibility for and control of ongoing Licensed Products development work, including control over contracts with third parties for such work, where permissible in accordance with such contracts, in an expeditious and orderly manner with the costs for such work to be assumed by Licensor or its designee as of the date of such transfer; and

                  (e) to the extent requested by Licensor, to transfer to Licensor or its designee all inventory of Licensed Products and materials and equipment for manufacture of Licensed Products at a price equal to Licensee's fully amortized standard cost.

         Section 7.8. Effect of Certain Terminations. In the event Licensee terminates this Agreement or the Supply Agreement by reason of a material unremedied breach of the same by Licensor [***], Licensee shall have the right (without prejudice to Licensee's other rights and remedies at law or under this Agreement, including the right to specific performance hereof by Licensor) to
(a) manufacture or procure the supply of Licensed Products from a third party supplier acceptable to Licensee and (b) continue to use, the Licensed Know-How, Patent Rights, Marketing Regulatory Approvals and Trademark on the terms (other than compensation terms) provided herein in exchange for payment of a royalty in an amount equal to the sum of (i) [***] and (ii) [***] cost of the Licensed Products in finished, packaged and labelled form, quality controlled and ready for resale to the ultimate customer plus the royalties hereinabove established shall not exceed the Transfer Price established in Section 2.2 of the Supply Agreement and only during the Initial Period, after which the royalty to be paid by Licensee shall be reduced to one percent, as established in Section 7.1. In addition the parties agree that in such event Licensor shall deliver to Licensee all know-how necessary or useful to give Licensee the capability of manufacturing the Licensed Products and such know-how shall be delivered to Licensee in such a way as to communicate it to Licensee promptly, effectively and economically.

         Section 7.9. Survival. Upon any termination of this Agreement, Articles 3 (except in the event of termination by Licensee under Section 7.8), 6, 9, 10 and 11 and Sections 7.7 through 7.10, shall survive such termination and continue in force and effect to the extent necessary to effectuate such provisions.

         Section 7.10. Disposition. Upon termination of this Agreement, other than by expiration of the Initial Period or by Licensee under Section 7.8, subject to Sections 7.4 and 7.7, Licensee shall have no right under the Patent Rights to import, use or sell Licensed Products, except that Licensee shall have the right for one hundred twenty (120) days following termination to dispose of Licensed Products on hand and complete any existing contracts requiring rights under the Patent Rights which can be completed within the one hundred twenty
(120) days.


[***]    Confidential treatment requested.

                                    ARTICLE 8

                                  INFRINGEMENT

         Section 8.1. Notice. (a) In the event that Licensee believes that there is an infringement of the Licensed Rights by a third party hereto selling material quantities of products in the Licensed Territory in competition with Licensee's sale of Licensed Products hereunder, Licensee shall promptly provide Licensor with written notice that such infringement is occurring. In the event that Licensee believes that such infringement is to Licensee's substantial detriment, Licensee shall provide Licensor with reasonable evidence of the infringement.

                  (b) Licensor shall have the right, at Licensor's sole expense (subject to Section 8.5(a)), to bring suit against the infringer for infringement of the Licensed Rights. However, if after six (6) months from the date of receipt of evidence of infringement from Licensee, Licensor has not initiated suit against the infringer, Licensee shall have the right, at Licensee's sole expense (subject to Section 8.5(b)), to bring such suit provided that the Original Licensor has consented to Licensee bringing such suit. Licensor shall make its best efforts to obtain the Original Licensor's consent in favor of Licensee.

         Section 8.2. Assistance. In the event either party hereto shall initiate or carry on legal proceedings to enforce the Licensed Rights against an alleged infringer, as provided herein, the other party hereto shall render reasonable assistance to and cooperate with the party initiating or carrying on such proceedings.

         Section 8.3. Legal Proceedings. In the event that either party shall institute legal proceedings to enforce the Licensed Rights, it shall have sole control of such suit and the other party shall be entitled to be represented in any such suit by counsel of its choosing, at its sole expense.

         Section 8.4. Discontinuance. Neither party hereto shall discontinue or settle any such proceedings brought by it without obtaining the concurrence of the other party if such action would impose any obligations on such other party or affect the exercise of the rights granted hereunder to such other party (which concurrence shall not be unreasonably withheld).

         Section 8.5. Recoveries. All damages, settlements and awards made or obtained in connection with any suit or other legal proceeding under this Article 8 shall be distributed as follows:

                  (a) If Licensor initiated the suit and prosecuted it to its conclusion, Licensor shall be entitled to retain the balance of any damages, settlements and awards, provided that Licensee may elect (within thirty (30) days of initiation of such suit) to fund up to twenty-five percent (25%) of Licensor's litigation costs and to share in the same proportion of net recoveries.

                  (b) If the Licensee initiated the suit and prosecuted it to its conclusion, Licensee shall be entitled to retain the balance of any damages, settlements and awards; provided that Licensor may elect (within thirty (30) days of initiation of such suit) to fund up to twenty-five percent (25%) of Licensee's litigation costs and to share in the same proportion of net recoveries received by Licensee.


                                    ARTICLE 9

                                NON-USE OF NAMES

         Section 9.1. Non-Use. Subject to the licenses expressly granted hereunder with respect to the Trademark, nothing contained in this Agreement shall be construed as granting to Licensor or Licensee any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of the other (including contraction, abbreviation or simulation of any of the foregoing) without the prior, written consent of the other.

         Section 9.2. Relationship. Nothing herein shall be deemed to establish a relationship of principal and agent between Licensor and Licensee, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as constituting Licensor and Licensee as partners, or as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.


                                   ARTICLE 10

                         REPRESENTATIONS AND WARRANTIES

         Section 10.1 Representations of Licensor. Licensor represents and warrants to Licensee that:

                  (a) Subject to Section 2.1, it has the right to grant the license granted under this Agreement and that it has full power and authority to execute, deliver and perform this Agreement, the Supply Agreement, the Securities Purchase Agreement and the obligations hereunder and thereunder.

                  (b) Subject to Section 2.1, to Licensor's knowledge, there are no claims or potential claims by any third parties (other than the Original Licensor and Scripps) to an ownership interest in the Licensed Rights licensed to Licensee under this Agreement.

                  (c) Licensor has obtained any required third-party consents under contracts to which Licensor or any of its Affiliates is a party to Licensor's entry into this Agreement, the Supply Agreement and the Securities Purchase Agreement and the performance of its obligations hereunder and thereunder.

                  (d) To Licensor's knowledge, based solely on a review of the records of the United States Patent and Trademark Office and the corresponding offices in countries other than the United States, the patents listed on Schedule I are subsisting.

                  (e) No third party has served on Licensor or any of its Affiliates any claim, lawsuit, charge, complaint or other action alleging that the Licensed Rights are invalid or unenforceable or that the Licensed Rights infringe any patent or other proprietary or property rights of any third parties or advised Licensor or any of its Affiliates in writing that it intends to pursue any such claim, lawsuit, charge, complaint or other action. Licensor has not, prior to the date hereof, entered into any compulsory license with a third party with respect to the Patent Rights.

                  (f) The rights of the Original Licensor and of any subsequent licensor (excluding the Licensor) of the Scripps Patent Rights do not prevent the grant of the license made hereunder nor do such rights permit any such person to sell (directly or indirectly) or license for sale surfactant pharmaceutical preparations based on or embodying the Patent Rights in the Licensed Territory or enable such person to demand any indemnity, royalty or compensation of whatever nature from Licensee as a result of Licensee's sales of Licensed Products in the Licensed Territory in accordance with the terms of this Agreement.

                  (g) Licensor is not in breach of any of its obligations under the Original License as of the date hereof.

                  (h) All of Licensor's employees having access to any confidential information with respect to the Licensed Rights are subject to written confidentiality obligations with respect to the disclosure of such information.

                  (i) Prior to the execution of this Agreement it has disclosed to Licensee all material information pertaining to the Licensed Products and the Patent Rights reasonably relevant to Licensee in order to assess its interest in entering into this Agreement, and that no material information pertaining to the Licensed Products and the Patent Rights actually known to Licensor as of the Effective Date regarding the foregoing has been withheld from Licensee by Licensor.

         Section 10.2. Mutual Representation. Each party hereby warrants that the execution, delivery and performance of this Agreement, the Supply Agreement and the Securities Purchase Agreement has been duly approved and authorized by all necessary corporate actions of both parties; does not require any shareholder approval which has not been obtained or the approval and consent of any trustee or the holders of any indebtedness of either party; does not contravene any law, regulation rules or order binding on either party, and does not contravene the provisions of or constitute a default under any indenture, mortgage contract or other agreement or instrument to which either party is a signatory.

         Section 10.3. Validity. Subject to the foregoing provisions of this
Article 10, nothing in this Agreement shall be construed as a representation or a warranty by Licensor that any process practiced or anything imported, used or sold under any license granted under this Agreement is or will be free from infringement of patents of third parties.

         Section 10.4. No Consequential Damages. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR SALE OR USE OF LICENSED PRODUCTS OR LICENSED KNOW-HOW.


                                   ARTICLE 11

                                 INDEMNIFICATION

         Section 11.1. Indemnification by Licensee. Subject to Section 10.4 and to the extent not covered by Licensor's indemnity under Section 11.2, Licensee agrees to indemnify and hold harmless Licensor and its Affiliates and their respective officers, directors, employees and agents from and against any and all claims, damages and liabilities, including reasonable attorneys fees and expenses, asserted by third parties, both government and private (collectively, "Claims"), arising from Licensee's or its Affiliates' or sublicensees' import, use, offer to sell or sale of Licensed Products pursuant to this Agreement, including without limitation any claim for breach of warranty, negligence or strict liability with respect to any Licensed Product.

         Section 11.2. Indemnification by Licensor. Subject to Section 10.4, Licensor agrees to indemnify and hold harmless Licensee, its Affiliates and sublicensees and their respective officers, directors, employees and agents from and against any and all Claims arising from (a) any infringement of any patent or other intellectual property interest in the Licensed Territory by any Person other than the parties to this Agreement relating to the Licensed Products; (b) any breach by Licensor of its representations and warranties set forth in this Agreement; (c) any negligent act or omission of Licensor and (d) any intrinsic or manufacturing defect of the Licensed Products existing when the Licensed Products are placed by Licensor in the custody of the carrier for transport to Licensee . This Section shall apply to the Supply Agreement. In the event of any contradiction between the Supply Agreement and any of the terms contained in this Sublicense Agreement, the terms of this Agreement shall prevail.

         Section 11.3. Insurance. Licensor and Licensee shall maintain during the term of this Agreement insurance policies covering their respective obligations under this Article 11, issued by reputable insurance companies under ordinary terms and conditions in the pharmaceutical industry and will prove the existence thereof to the other party if so requested.


                                   ARTICLE 12

                        TRADEMARK MATTERS; PATENT MARKING

         Section 12.1. Trademarks Used in Connection With Licensed Products. (a) Licensed Products shall be marketed under the Trademark. Licensee admits the validity of the Trademark and agrees that it shall not challenge the same in the Licensed Territory or elsewhere.

                  (b) Licensor shall be responsible, at its own cost and expense, to register, maintain and renew registrations of the Trademark in the Licensed Territory, to the extent that it is necessary for the purposes of obtaining Marketing Regulatory Approval and for the marketing of the Licensed Products in the Licensed Territory. Licensee agrees not to take any actions (including without limitation effecting any trademark registrations) inconsistent with the foregoing and not to register anywhere in the world any trademark confusingly similar to Surfaxin(R) or any derivative thereof.

                  (c) Licensee agrees to take such actions as may be reasonably requested by Licensor to assist Licensor to register, maintain or renew any Trademark at the sole cost and expense of Licensor.

         Section 12.2. Patent Marking. Licensee shall mark all Licensed Products made, used, or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.


                                   ARTICLE 13

                       PATENT PROSECUTION AND MAINTENANCE

         Section 13.1. Maintenance of Patent Rights. Licensor has obtained certain commitments from the licensor (the "Original Licensor") of the Scripps Patent Rights and the patent rights listed in Section (b) of Schedule I (collectively, the "Third Party Patent Rights") that the Original Licensor will maintain the Third Party Patent Rights or, in the event that the Original Licensor does not do so, that Licensor shall be given the right to do so. Licensor undertakes to enforce its rights with respect to maintenance of the Third Party Patent Rights against the Original Licensor and, to the extent Licensor succeeds to the maintenance of the Third Party Patent Rights, to use all commercially reasonable efforts to do so. Licensor further undertakes to maintain the Patent Rights owned by Licensor. Licensor shall provide Licensee with copies of all written materials received by Licensor from the Original Licensor, the Original Licensor's or Licensor's counsel, or any governmental agency or instrumentality relating to prosecution and/or maintenance of Patent Rights and shall afford Licensee the opportunity to review and comment upon any filings to be made with respect to the Patent Rights (in the case of the Third Party Patent Rights, to the same extent Licensor is entitled to do so).

         Section 13.2. Cooperation By Parties. Licensor and Licensee agree to cooperate in order to avoid loss of any rights which may be available to Licensor or the Original Licensor under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Certificate of Protection of Member States of the European Community and other similar measures in any country. Without limiting the foregoing, Licensee agrees to timely supply Licensor with all information reasonably requested by Licensor to file or have filed (or to permit the Original Licensor to file or have filed) an application for patent term extension within the 60-day period following U.S. NDA approval. The same shall apply with respect to the approval by health regulatory authorities in a country of the European Community or approval by the appropriate authorities in any other country in the Licensed Territory.


                                   ARTICLE 14

                                     GENERAL

         Section 14.1. Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, constitutes the entire agreement and understanding between the parties as to the subject matter hereof. All prior negotiations, representations, agreements, contracts, offers and earlier understandings of whatsoever kind, whether written or oral between Licensor and Licensee in respect of the subject matter of this Agreement, are superseded by, merged into, extinguished by and completely expressed by this Agreement. No aspect, part or wording of this Agreement may be modified except by mutual agreement between the Licensor and Licensee taking the form of an instrument in writing signed and dated by duly authorized representatives of both Licensor and Licensee.

         Section 14.2. Notices. Any notice or communication or permitted to be given by this Agreement shall be given by post-paid, first class, registered or certified mail or by reputable courier service addressed to:

         In the case of Licensor:  Discovery Laboratories, Inc.
                                   350 South Main Street, Suite 307
                                   Doylestown, Pennsylvania 18901
                                   Attention: Robert J. Capetola, Ph.D.
                                              Chief Executive Officer

                                   With a copy to:

                                   Han-Hsien Tuan, Esq.
                                   Yi Tuan & Brunstein
                                   350 Fifth Avenue, Suite 5411
                                   New York, New York 10118

          In the case of Licensee: Laboratorios del Dr. Esteve, S.A.
                                   Av. Mare de Deu de Montserrat, 221
                                   08041 Barcelona (Spain)
                                   Attention:  Director, International

         Such addresses may be altered by notice so given. If no time limit is specified for a notice required or permitted to be given by this Agreement, the time limit therefor shall be 10 full business days, not including the day of mailing. Notice shall be considered made as of the date of deposit with the appropriate post office or courier service.

         Section 14.3. Governing Laws and Dispute Resolution. (a) This Agreement and its effect are subject and shall be construed and enforced in accordance with the laws of the State of New York, United States, except as to any issue which depends upon the validity, scope or enforceability of any patent within the Patent Rights, which issue shall be determined in accordance with the applicable patent laws of the country of such patent.

                  (b) Any controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof which cannot be settled within three (3) months of it having arisen shall be submitted to the respective President or General Manager of each Party and if, within thirty (30) days or such other period as may be agreed upon between the Parties following such reference, the dispute remains unresolved, it shall be settled on application by either Party by arbitration conducted in the English language, in Stockholm (Sweden) in accordance with the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said rules. The parties expressly agree to abide the award rendered. This provision shall not prevent either party from addressing any competent court or tribunal in order to seek for interim measures.

         Section 14.4. Conflicts. Nothing in this Agreement shall be construed so as to require the commission of any act contrary to law, and whenever there is any conflict between any provision of this Agreement or concerning the legal right of the parties to contract and any statute, law, ordinance or treaty, the latter shall prevail, but in such event the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements.

         Section 14.5. Registration. Licensee shall take all reasonable and necessary steps to register this Agreement in any country where such is required to permit the transfer of funds and/or payment of royalties to Licensor hereunder or is otherwise required by the government or law of such country to effectuate or carry out this Agreement. Notwithstanding anything contained herein, Licensee shall not be relieved of any of its obligations under this Agreement by any failure to register this Agreement in any country, and, specifically, Licensee shall not be relieved of its obligation to make any payment due to Licensor hereunder at Licensor's address specified in Article
14.2 hereof, where such payment is blocked due to any failure to register this Agreement.

         Section 14.6. Headings. As used in this Agreement, singular includes the plural and plural includes the singular, wherever so required by the context. The headings appearing at the beginning of the numbered Articles and Sections hereof have been inserted for convenience only and do not constitute a part of this Agreement.

         Section 14.7. Agency. Nothing herein shall be deemed to create an agency, joint venture or partnership between the parties hereto.

         Section 14.8. Force Majeure. Notwithstanding any other provisions of this Agreement, neither of the parties hereto shall be liable in damages for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control including but not limited to acts of God, governmental restrictions, wars, or insurrections, strikes, floods, work stoppages and/or lack of materials; provided, however, that the party suffering such delay or default shall notify the other party in writing of the reasons for the delay or default. If such reasons for delay or default continuously exist for six (6) months, this Agreement may be terminated by either party.

         Section 14.9. Assignment. Neither party shall assign this Agreement without the prior written consent of the other party, provided, however, that Licensee may assign some or all of its rights and obligations hereunder to the following Affiliates: Laboratorios P.E.N., S.A. (Spain), Esteve Farma, Lda. (Portugal), Provesan S.A. (Switzerland) and to any other Affiliate which Licensee may establish in the Licensed Territory. Licensee hereby warrants and represents that such Affiliates will comply with all applicable terms of this Agreement, and guarantees such Affiliates' performance hereunder.

         Section 14.10. Successors and Assigns. Subject to Section 14.9, this Agreement shall be binding upon and inure to the benefit of the permitted successors or permitted assigns of Licensor and Licensee respectively.

         Section 14.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 14.12. Announcements. Neither Party shall make any public announcement or press release regarding the content or signature of this Agreement without the other Party's prior written consent other than as may be required by law or any stock exchange rules. If such public announcement or press release is required by law or any stock exchange rules the Parties shall use their reasonable endeavours to agree to the text and content thereof prior to making such public announcement or press release.

              [THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and duly executed this Agreement on the date(s) indicated below, to be effective the day and year first above written.

                                            DISCOVERY LABORATORIES, INC.


                                            By:      /s/ Robert J. Capetola
                                                     ----------------------
                                            Name:    Robert J. Capetola, Ph. D.
                                            Title:   President and CEO
                                            Date:    26th October 1999


                                            LABORATORIOS DEL DR. ESTEVE, S.A.



                                            By:      /s/ Dr. J. Esteve
                                                     ------------------------
                                            Name:    Dr. J. Esteve
                                            Title:   President
                                            Date:    26th October 1999

                                   SCHEDULE I

                                      [***]











[***]    Confidential treatment requested.

SCHEDULE II
                                      [***]























[***] Confidential treatment requested.

December 8, 1999
                                                  VIA FACSIMILE & HAND DELIVERED
                                                  ------------------------------

Laboratorios del Dr. Esteve, S.A.
Av. Mare de Deu de Montserrat, 221
08041 Barcelone (Spain)

Attention:  Director, International

                  Re: Sublicense of Surfaxin from Discovery Laboratories, Inc. to Laboratorios del Dr. Esteve, S.A.
                       --------------------------------------------------------

Dear Director:

         Reference is herein made to the Sublicense Agreement dated October 27, 1999 (the "Agreement") between Discovery Laboratories, Inc. and Laboratorios del Dr. Esteve, S.A.

         You have requested and we hereby acknowledge that Mexico is included in the definition of "Licensed Territory" in Article 1, "Definitions," page 4 of the Agreement.

         Please return one countersigned copy to us and one to our attorneys, Yi Tuan & Brunstein. Thank you for your attention.

                                      Very truly yours,


                                      DISCOVERY LABORATORIES, INC.

                                      By:      /s/Robert J. Capetola
                                               ---------------------
                                      Name:    Robert J. Capetola, Ph.D.
                                      Title:   President

ACKNOWLEDGED AND AGREED TO:
LABORATORIOS DEL DR. ESTEVE, S.A.


By:      /s/ Dr. J. Esteve
         ---------------------------
Name:    /Dr. J. Esteve
Title:   President